Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland — SVP, Finance and Investor Relations 952-806-1707

For Immediate Release

REGIS REPORTS FIRST QUARTER 2014 RESULTS

MINNEAPOLIS, November 5, 2013 — Regis Corporation (NYSE:  RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal first quarter ended September 30, 2013 versus the prior year as noted below.

•                       Sales of $468.6 million, a decrease of 7.3%. Same-store sales declined 5.4%.

•                       Same-store service and product sales declined 3.1% and 14.8%, respectively.

•                       GAAP net loss of $0.1 million or ($0.00) per diluted share.

•                       Diluted EPS, as adjusted, of $0.01 compared to $0.08 in the prior year quarter.

•                       Same-store sales declines of 5.4% reduced current quarter adjusted earnings by approximately $0.12 per share.

•                       Current quarter adjusted earnings benefited by approximately $0.05 per share. The majority of this benefit resulted from cost savings initiatives, cost reductions related to our field reorganization and lapping higher labor costs related to a full commission coupon event and retail incentive commission plan in the prior year quarter. Partly offsetting these items were continued investments in salon connectivity, increased health insurance costs and higher depreciation expense.

•                       EBITDA, as adjusted, of $27.4 million compared to $30.4 million in the prior year quarter.

•                       Same-store sales declines of 5.4% negatively impacted EBITDA approximately $11 million.

•                       Current quarter EBITDA benefited by approximately $8 million. The majority of this benefit resulted from cost savings initiatives, cost reductions related to our field reorganization and lapping higher labor costs related to a full commission coupon event and retail incentive commission plan in the prior year quarter. Partly offsetting these items were continued investments in salon connectivity and increased health insurance costs.

•                       The current quarter includes net discrete after-tax expense of $0.7 million and the prior year quarter includes $34.1 million of net discrete after-tax income. See non-GAAP reconciliations.

Dan Hanrahan, President and Chief Executive Officer commented, “Last quarter, we made significant investments behind three foundational initiatives that were necessary to allow Regis to move along a strategic continuum towards becoming a best in class operator. We rolled out a new point-of-sale system throughout North America, we reorganized our field leadership, and we standardized our retail plan-o-grams. As we discussed in late August, these changes negatively impacted our performance. Our focus over the last two months has been on stabilizing these trends.”

The Company provided the following progress updates on the three strategic initiatives cited by Mr. Hanrahan:

Technology. The initial rollout of SuperSalon point-of-sale and salon workstations to our North American salons is essentially complete. Team members are working to become more efficient and effective in using the new system. Significant progress has been made to resolve technical issues, and the number of help desk tickets has fallen significantly. We continue to focus on ensuring our stylists are well trained to optimize the use of SuperSalon and associated operating processes. Encouraging the right behaviors that optimize accuracy and consistency of data capture will allow us to capitalize on the data capture capabilities of having a standardized point-of-sale platform throughout North America, and further develop management and reporting tools. While these steps will take some time, we are on the right path towards our ultimate objective.

Merchandising. Subsequent to standardizing retail plan-o-grams throughout North America, the Company moved quickly to validate assortment assumptions, promotional plans, reset efficacy and guest buying behaviors. The results of this work provided us with useful insights into guest behavior that when recently applied have improved recent retail sales trends. While our retail business is not where we want it to be, it is heading in the right direction.

Organization. Through the field reorganization, the Company moved from a branded to a geographic management structure. Eleven highly competent Regional Vice Presidents were put in place to enable more localized management and decision making. The Company is focused on improving execution at the salon level. A new management process has been put in place that focuses our field leaders, salon managers and stylists on growing guest traffic. Training on this process is ongoing, emphasizing development of our associates and instilling effective guest experience behaviors. A weekly goal setting process cascades from the individual stylists to the CEO. The training focuses stylists on behaviors to increase guest counts by delivering a better guest experience and recruiting new guests. It also builds a team atmosphere within each salon and a competitive spirit throughout the field organization and salons. This process makes top performers visible, and enables sharing of winning practices across regions, districts, salons and stylists. Similar to our experience with SuperSalon, it will take time and learning to become efficient.

Mr. Hanrahan concluded, “Although the transformational changes we implemented have been disruptive, these changes are necessary to turn Regis around. We have taken significant actions to stabilize the business. While our sales performance in the first quarter is not where I would like it to be, I am pleased with our efforts to control expenses. We are seeing pockets of revenue improvement, which provide us with confidence that the operational changes we put in place will position Regis to improve over time. The key to our success is continuing to improve our ability to execute at the salon level through the development of our field leaders and salon managers, so we consistently deliver a strong guest experience.”

Comparable Profitability Measures (1)

	Three Months Ended September 30,		Fiscal Years Ended June 30,
	2013	2012	2013	2012
	(Dollars in Millions)
Revenue	$468.6	$505.4	$2,018.7	$2,122.2

Revenue decline %	(7.3)	(4.9)	(4.9)	(2.7)

Same-Store Sales %	(5.4)	(3.1)	(2.4)	(3.5)
Same-Store Average Ticket % Change	1.8	(0.5)	0.6	(0.1)
Same-Store Guest Count % Change	(7.2)	(2.6)	(3.0)	(3.4)

Cost of Service and Product % (2)	58.7	57.6	58.6	55.8
Cost of Service and Product %, as re-casted (2) (3)	N/A	58.7	59.6	57.0
Cost of Service and Product %, as adjusted (2)	58.5	58.7	59.0	57.0
Cost of Service % (2)	60.5	59.1	59.5	57.3
Cost of Service %, as re-casted (2) (3)	N/A	60.5	60.9	58.7
Cost of Product % (2)	50.8	51.9	55.0	50.4
Cost of Product %, as adjusted (2)	49.8	51.9	52.0	50.4

Site operating expense as % of total revenues, U.S. GAAP reported	10.8	10.4	10.1	9.8
Site operating expense as % of total revenues, as re-casted (3)	N/A	10.8	10.5	10.3
Site operating expense as % of total revenues, as adjusted	10.8	10.8	10.6	10.2

General and administrative as % of total revenues, U.S. GAAP reported	9.5	11.1	11.2	11.8
General and administrative as % of total revenues, as re-casted (3)	N/A	9.5	9.8	10.2
General and administrative as % of total revenues, as adjusted	9.3	9.6	9.4	9.4

Operating income as % of total revenues, U.S. GAAP reported	0.3	1.8	0.6	(0.1)
Operating income as % of total revenues, as adjusted	0.8	1.8	1.7	4.6

EBITDA	27.8	68.9	148.5	14.7
EBITDA, as adjusted	27.4	30.4	125.4	191.4

(1)         As of September 30, 2012, the Company classified the results of operations of the Hair Restoration Centers segment as discontinued operations.

(2)         Excludes depreciation and amortization.

(3)         During the fourth quarter of fiscal year 2013, the Company reorganized its field organization, excluding salons within the mass premium category. Beginning in the first quarter of fiscal year 2014, costs associated with field leaders that were previously recorded within General and Administrative expenses are now reported within Cost of Service and Site Operating expenses.

First Quarter Results:

As a reminder, beginning in the first quarter of fiscal year 2014, costs associated with field leaders, excluding salons within the mass premium category, that were previously recorded within General and Administrative expense are now categorized to Cost of Service and Site Operating as a result of the field reorganization that took place in the fourth quarter of fiscal year 2013. Previously, field leaders did not work on the salon floor daily. As reorganized, field leaders now spend most of their time on the salon floor leading and mentoring stylists, and serving guests. Accordingly, field leader costs, including labor and travel costs, now directly arise from the management of salon operations. As a result, district and senior district leader labor costs are reported within Cost of Service rather than General and Administrative expenses, and their travel costs are reported within Site Operating expenses rather than General and Administrative expenses. This expense classification does not have a financial impact on the Company’s reported operating income (loss), reported net income (loss) or cash flows from operations. Re-casted historical annual and quarterly financial statements can be found on the Company’s website.

Revenues. Revenues declined $36.8 million, or 7.3%, compared to the prior year quarter.

Service revenues were $371.7 million, a decrease of $21.7 million, or 5.5%, from the prior year quarter, mainly driven by declines in North American salon revenues. Compared to the prior year quarter, same-store service sales declined 3.1%, comprised of a 5.7% decrease in guest counts and 2.6% increase in average ticket price. Net changes in store counts drove the remaining 2.4% decrease compared to the prior year quarter.

Product revenues were $86.7 million, a decrease of $15.5 million, or 15.2%, versus the prior year quarter. Product same-store sales declined 14.8%.

Royalties and fees of $10.1 million increased $0.5 million, or 4.7%, versus the prior year quarter.

Cost of Service and Product. Cost of service and product as a percent of service and product revenues increased 110 basis points to 58.7% compared to the prior year quarter. Excluding impacts of discrete items and the prior year change in expense categorization as a result of the field reorganization, cost of service and product, as adjusted, as a percent of service and product revenues decreased 20 basis points to 58.5% compared to the prior year quarter.

Cost of service as a percent of service revenues was 60.5%, an increase of 140 basis points compared to the prior year quarter. After considering the prior year change in expense categorization as a result of the field reorganization, cost of service as a percent of service revenues was flat compared to the prior year quarter. Negative leverage of stylist hours caused by same-store service sales declines and increased health care costs were offset by cost reductions due to our field reorganization, reduced labor associated with a full commission coupon event that was not repeated this year and lower levels of bonuses.

Cost of product as a percent of product revenues was 50.8%, a decrease of 110 basis points when compared to the prior year quarter. Excluding the impact of discrete items in the current period, cost of product, as adjusted, as a percent of product revenues decreased 210 basis points to 49.8% compared to the prior year quarter. The Company lapped a sales incentive program from last year, and realized rate benefit due to better terms and reduced clearance activity as a result of our plan-o-gram initiative.

Site Operating Expenses. Site operating expenses of $50.8 million, or 10.8% of revenues, decreased by $1.5 million or 2.9% compared to the prior year quarter. After considering the prior year change in expense categorization as a result of our field reorganization, site operating expenses decreased $3.9 million, or 7.1% compared to the prior year quarter. The decrease was primarily driven by cost savings initiatives to lower utilities and repairs and maintenance expenses, lower travel expense due to the field reorganization and the timing of certain expenses including self-insurance reserves related to the prior year, partly offset by increased connectivity costs to support SuperSalon and salon workstations.

General and Administrative. General and administrative expenses of $44.4 million, or 9.5% of revenues, decreased $11.4 million, or 20.5%, compared to the prior year quarter. Excluding the impact of discrete items in both periods and considering the change in expense categorization as a result of our field reorganization, general and administrative expenses, as adjusted, decreased $4.6 million, or 9.5%, compared to the prior year quarter. About half of this improvement relates to cost savings initiatives and benefits from the field reorganization. The remaining  benefit is timing related. We continue to focus on ways to simplify and drive further cost efficiencies.

Rent. Rent expense was $79.0 million, or 16.9% of revenues, representing an increase of 80 basis points over the prior year quarter, primarily the result of negative leverage due to same-store sales declines. Rent expense declined by $2.5 million, or 3.1%, compared to the prior year quarter, due to salon closures.

Depreciation and Amortization. Depreciation and amortization was $23.8 million, or 5.1% of revenues, compared to $20.7 million, or 4.1% of revenues in the prior year quarter. Excluding the impact of discrete items in the current quarter, depreciation and amortization increased $2.4 million, primarily due to increased depreciation related to the Company’s new point-of-sale system and salon workstations.

Equity in Affiliates.  Income from equity method investments and affiliated companies was $2.0 million. Excluding the impact of discrete items in both periods, income from equity method investments and affiliated companies, as adjusted, decreased $1.6 million compared to the prior year quarter.  This decline is primarily the result of the Company’s sale of its investment in Provalliance, partly offset by increased earnings in Empire Education Group.

EBITDA.  EBITDA of $27.8 million declined $41.1 million compared to the prior year quarter.  Excluding the impact of discrete items, EBITDA, as adjusted, of $27.4 million decreased by $3.0 million, or 9.8% compared to the prior year quarter.

Discrete Items.  Discrete items for the current quarter netted to $0.7 million of after-tax expense, comprised of the following after-tax items:

•                  Non-cash inventory charge of $0.5 million, related to the inventory simplification program.

•                  Professional and legal fees of $0.5 million.

•                  Accelerated depreciation of $0.5 million associated with a planned exit of a leased building at the Company’s headquarters.

•                  Recovery of a previously impaired investment in an affiliate of $1.0 million.

•                  Income tax expense of $0.2 million.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.

Regis Corporation will host a conference call and presentation via webcast discussing first quarter results today, November 5, 2013, at 10 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing 877-941-6009.  A replay of the presentation will be available later that day. The replay phone number is 800-406-7325, access code 4646057#.

About Regis Corporation

Regis Corporation (NYSE:RGS) is a leader in beauty salons and cosmetology education. As of September 30, 2013, the Company owned, franchised or held ownership interests in 9,752 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and Cool Cuts 4 Kids. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan.  For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the impact of significant initiatives and changes in our management and organizational structure; negative same-store sales; the success of our stylists and our ability to attract and retain talented stylists; the effect of changes to healthcare laws; changes in regulatory and statutory laws; the Company’s reliance on management information systems; competition within the personal hair care industry, which remains strong, both domestically and internationally; changes in economic conditions; the continued ability of the Company to implement cost reduction initiatives; certain of the terms and provisions of the outstanding convertible notes; failure to optimize our brand portfolio; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; financial performance of our joint ventures; changes in interest rates and foreign currency exchange rates; changes in consumer tastes and fashion trends; our ability to protect the security of personal information about our guests; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands, except per share data)

	September 30, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$203,686	$200,488
Receivables, net	20,278	33,062
Inventories	149,224	139,607
Deferred income taxes	21,124	24,145
Income tax receivable	34,355	33,346
Other current assets	57,510	57,898
Total current assets	486,177	488,546

Property and equipment, net	302,400	313,460
Goodwill	461,740	460,885
Other intangibles, net	21,287	21,496
Investment in affiliates	44,331	43,319
Other assets	64,347	62,786

Total assets	$1,380,282	$1,390,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$174,452	$173,515
Accounts payable	65,651	66,071
Accrued expenses	128,930	137,226
Total current liabilities	369,033	376,812

Long-term debt and capital lease obligations	15	1,255
Other noncurrent liabilities	153,129	155,011
Total liabilities	522,177	533,078

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 56,649,378 and 56,630,926 common shares at September 30, 2013 and June 30, 2013, respectively	2,833	2,832
Additional paid-in capital	335,362	334,266
Accumulated other comprehensive income	23,591	20,556
Retained earnings	496,319	499,760

Total shareholders’ equity	858,105	857,414

Total liabilities and shareholders’ equity	$1,380,282	$1,390,492

-more-

REGIS CORPORATION (NYSE: RGS)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Dollars and shares in thousands, except per share data amounts)

	Three Months Ended September 30,
	2013	2012
Revenues:
Service	$371,727	$393,416
Product	86,743	102,284
Royalties and fees	10,113	9,660
	468,583	505,360
Operating expenses:
Cost of service	225,015	232,528
Cost of product	44,024	53,132
Site operating expenses	50,841	52,347
General and administrative	44,433	55,872
Rent	79,010	81,499
Depreciation and amortization	23,831	20,709
Total operating expenses	467,154	496,087

Operating income	1,429	9,273

Other income (expense):
Interest expense	(4,491)	(6,829)
Interest income and other, net	544	34,612
(Loss) income from continuing operations before income taxes and equity in income of affiliated companies	(2,518)	37,056
Income taxes	383	(2,986)
Equity in income of affiliated companies, net of income taxes	1,999	577
(Loss) income from continuing operations	$(136)	$34,647

Income from discontinued operations, net of taxes	—	3,777

Net (loss) income	$(136)	$38,424

Net (loss) income per share:
Basic:
(Loss) income from continuing operations	$(0.00)	$0.60
Income from discontinued operations	—	0.07
Net (loss) income per share, basic	$(0.00)	$0.67
Diluted:
(Loss) income from continuing operations	$(0.00)	$0.54
Income from discontinued operations	—	0.06
Net (loss) income per share, diluted (1)	$(0.00)	$0.59

Weighted average common and common equivalent shares outstanding:
Basic	56,393	57,283
Diluted	56,393	68,589

Cash dividends declared per common share	$0.06	$0.06

(1)         Total is a recalculation; line items calculated individually may not sum to total due to rounding.

REGIS CORPORATION (NYSE: RGS)

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,
	2013	2012
Net (loss) income:	$(136)	$38,424
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments:
Foreign currency translation adjustments during the period	3,035	7,038
Reclassification adjustments for gains included in net (loss) income	—	(33,842)
Net current period foreign currency translation adjustments	3,035	(26,804)
Change in fair market value of financial instruments designated as cash flow hedges	—	(23)
Other comprehensive income (loss):	3,035	(26,827)
Comprehensive income:	$2,899	$11,597

REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Three Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net (loss) income	$(136)	$38,424
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	23,831	21,161
Equity in income of affiliated companies	(1,999)	(907)
Deferred income taxes	(250)	7,120
Accumulated other comprehensive income reclassification adjustments	—	(33,842)
Loss on write down of inventories	854	—
Stock-based compensation	1,811	1,818
Amortization of debt discount and financing costs	1,843	1,749
Other noncash items affecting earnings	(34)	410
Changes in operating assets and liabilities, excluding the effects of acquisitions	(10,164)	(27,467)
Net cash provided by operating activities	15,756	8,466

Cash flows from investing activities:
Capital expenditures	(11,444)	(18,077)
Proceeds from sale of assets	5	21
Asset acquisitions, net of cash acquired	(17)	—
Proceeds from loans and investments	2,968	130,281
Net cash (used in) provided by investing activities	(8,488)	112,225

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(1,706)	(8,825)
Dividends paid	(3,397)	(3,448)
Net cash used in financing activities	(5,103)	(12,273)

Effect of exchange rate changes on cash and cash equivalents	1,033	2,097

Increase in cash and cash equivalents	3,198	110,515

Cash and cash equivalents:
Beginning of period	200,488	111,943
End of period	$203,686	$222,458

SAME-STORE SALES (1):

	For the Three Months Ended September 30,
	2013			2012
	Service	Product	Total	Service	Product	Total
SmartStyle	(0.8)%	(14.7)%	(5.5)%	(4.5)%	(3.4)%	(4.2)%
Supercuts	(0.1)	(16.6)	(1.8)	1.4	(0.5)	1.2
MasterCuts	(8.5)	(26.3)	(11.9)	(4.8)	(1.6)	(4.2)
Regis Salons	(5.7)	(12.6)	(7.0)	(4.2)	(1.5)	(3.8)
Promenade	(3.7)	(15.9)	(5.0)	(3.0)	(4.1)	(3.2)
North America Same-Store Sales	(3.2)%	(15.6)%	(5.6)%	(3.0)%	(2.7)%	(3.0)%

International Same-Store Sales	(0.3)%	(4.2)%	(1.4)%	(3.3)%	(8.9)%	(5.1)%

Consolidated Same-Store Sales	(3.1)%	(14.8)%	(5.4)%	(3.0)%	(3.2)%	(3.1)%

(1)         Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations which were open on a specific day of the week during the current period and the corresponding prior period. Quarterly same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

REGIS CORPORATION (NYSE: RGS)

System-wide location counts

	September 30, 2013	June 30, 2013
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,507	2,490
Supercuts	1,198	1,210
MasterCuts	529	532
Regis salons	856	862
Promenade	1,961	1,990
Total North American Salons	7,051	7,084
Total International Salons (1)	352	351
Total, Company-owned salons	7,403	7,435

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	124	123
Supercuts	1,129	1,116
Promenade	850	843
Total North American Salons	2,103	2,082
Total International Salons (1)	—	—
Total, Franchise salons	2,103	2,082

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	246	246

Grand Total, System-wide	9,752	9,763

(1) Canadian and Puerto Rican salons are included in the North American salon totals.

Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income, net income, net income per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for the corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three months ended September 30, 2013 and 2012:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•                  Inventory reserves attributed to our inventory simplification program.

•                  Professional fees associated with evaluation and sale of non-core assets.

•                  Expense associated with legal cases.

•                  Recovery of bad debt expense associated with the outstanding note receivable with Pure Beauty.

•                  Accelerated depreciation related to our corporate office consolidation.

•                  Recognition in earnings of amounts previously classified within accumulated other comprehensive income (AOCI) that were associated with the liquidation of foreign entities denominated in the Euro. The Company completed the sale of its investment in Provalliance during the three months ended September 30, 2012 and subsequently liquidated all foreign entities with Euro denominated operations.

•                  Recovery of a previously impaired investment in an affiliate.

•                  Other than temporary impairment recorded on our investment in Provalliance, partially offset by a gain recorded for the reduction in the fair value of the equity put option associated with our investment in Provalliance.

•                  Operations of our Hair Restoration Centers and professional fees associated with the disposition of our Hair Restoration Centers on April 9, 2013.

The non-GAAP tax provision adjustments related to the amounts excluded from our non-GAAP results are due to the change in non-GAAP taxable income as compared to U.S. GAAP taxable income or loss, resulting from the non-GAAP reconciling items addressed herein. The non-GAAP tax provision adjustments are made to reflect the year-to-date non-GAAP tax rate for each period. The non-GAAP weighted average shares adjustments are due to the change in non-GAAP net income as compared to the U.S. GAAP net income or loss, resulting from the non-GAAP reconciling items addressed herein. Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which may include the dilutive effect of common stock and convertible share equivalents.

REGIS CORPORATION
 Reconciliation of selected U.S. GAAP to non-GAAP financial measures
 (In thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP operating income and net (loss) income to equivalent non-GAAP measures

		Three Months Ended September 30,
	U.S. GAAP financial line item	2013	2012
U.S. GAAP revenue		$468,583	$505,360

U.S. GAAP operating income		$1,429	$9,273

Non-GAAP operating expense adjustments:
Inventory reserve	Cost of product	854	—
Professional fees	General and administrative	452	—
Legal fees	General and administrative	323	—
Pure Beauty note receivable recovery	General and administrative	—	(333)
Corporate office consolidation accelerated depreciation	Depreciation and amortization	745	—
Total non-GAAP operating expense adjustments		2,374	(333)
Non-GAAP operating income (1)		$3,803	$8,940

U.S. GAAP net (loss) income		$(136)	$38,424

Non-GAAP net income adjustments:
Non-GAAP operating expense adjustments		2,374	(333)
AOCI adjustments	Interest income and other, net	—	(33,842)
Tax provision adjustments (2)	Income taxes	(668)	1,811
Recovery of a previously impaired investment in an affiliate	Equity in income of affiliated companies, net of taxes	(989)	—
Provalliance impairment and equity put liability adjustment	Equity in income of affiliated companies, net of taxes	—	2,048
Hair Restoration Center discontinued operations	Income from discontinued operations, net of taxes	—	(3,777)
Total non-GAAP net income adjustments		717	(34,093)
Non-GAAP net income		$581	$4,331

Notes:

(1)         Adjusted operating margins for the three months ended September 30, 2013, and 2012, were 0.8 and 1.8 percent, respectively, and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

(2)         Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 37 and 39 percent for the three months ended September 30, 2013 and 2012, respectively, for all non-GAAP operating expense adjustments except the AOCI adjustments during the three months ended September 30, 2012.  The AOCI adjustments are primarily non-taxable.  For the three months ended September 30, 2013, the non-GAAP tax provision includes $0.2 million of incremental income tax expense for the impact of the income tax rate difference.

REGIS CORPORATION
 Reconciliation of selected U.S. GAAP to non-GAAP financial measures

(In thousands, except per share data)

(unaudited)

Reconciliation of U.S. GAAP net (loss) income per diluted share to non-GAAP net income per diluted share

	Three Months Ended September 30,
	2013	2012
U.S. GAAP net (loss) income per diluted share (1)	$(0.002)	$0.591
Inventory reserve (2) (3)	0.009	—
Professional fees (2) (3)	0.005	—
Legal fees (2) (3)	0.004	—
Pure Beauty note receivable recovery (2) (3)	—	(0.004)
Corporate office consolidation accelerated depreciation (2) (3)	0.008	—
AOCI adjustments (2) (3)	—	(0.561)
Impact of income tax rate difference (2) (3)	0.004	—
Recovery of a previously impaired investment in an affiliate (2) (3)	(0.017)	—
Provalliance impairment and equity put liability adjustment (2) (3)	—	0.036
Hair Restoration Center discontinued operations (2) (3)	—	(0.066)
Dilutive effect of change in diluted weighted average shares (3)	—	0.080
Non-GAAP net income per diluted share (3) (4)	$0.010	$0.076

U.S. GAAP weighted average shares — basic	56,393	57,283
U.S. GAAP weighted average shares - diluted	56,393	68,589
Non-GAAP weighted average shares — diluted (3)	56,525	57,350

Notes:

(1)         For the three months ended September 30, 2012 U.S. GAAP net income per share, diluted has been calculated under the if-converted method. For the three months ended September 30, 2012, $2.1 million of after-tax interest on the convertible debt is added to the U.S. GAAP net income to determine the U.S. GAAP net income for diluted earnings per share.

(2)         Based on projected statutory effective tax rate analyses, the non-GAAP tax provision was calculated to be approximately 37 and 39 percent for the three months ended September 30, 2013 and 2012, respectively, for all non-GAAP operating expense adjustments except the AOCI adjustments during the three months ended September 30, 2012. The AOCI adjustments are primarily non-taxable. For the three months ended September 30, 2013, the non-GAAP tax provision includes $0.2 million of incremental income tax expense for the impact of the income tax rate difference.

(3)         Non-GAAP net income per share reflects the weighted average shares associated with non-GAAP net income, which may include the dilutive effect of common stock and convertible share equivalents. The diluted non-GAAP net income per share calculation for the three months ended September 30, 2013, included 0.1 million of common stock equivalents in the weighted average shares. For the three months ended September 30, 2012, the earnings per share impact of the non-GAAP adjustments resulted in the impact of the 11.2 million convertible share equivalents to be antidilutive. Therefore, the $2.1 million of after-tax interest on the convertible debt and the 11.2 million convertible share equivalents are excluded from the non-GAAP net income per diluted share calculation.

(4)         Total is a recalculation, individual items may not sum to total.

Summary of Pre-Tax, Income Taxes, and Net Income Impact for Q1 FY14 Discrete Items

(Dollars in thousands)

(unaudited)

	Pre-Tax	Income Taxes	Net Income

Inventory reserve	$854	$(329)	$525
Professional fees	452	(165)	287
Legal fees	323	(120)	203
Corporate office consolidation accelerated depreciation	745	(276)	469
Impact of income tax rate difference	—	222	222
Recovery of a previously impaired investment in an affiliate	(989)	—	(989)
Total	$1,385	$(668)	$717

REGIS CORPORATION

Reconciliation of reported U.S. GAAP net (loss) income to adjusted EBITDA, a non-GAAP financial measure

(Dollars in thousands)

(unaudited)

Adjusted EBITDA

EBITDA represents U.S. GAAP net (loss) income for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines adjusted EBITDA, as EBITDA excluding equity in income of affiliated companies, and identified items impacting comparability for each respective period. For the three months ended September 30, 2013 and 2012, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items and the accelerated depreciation related to Corporate office consolidation are already included in the U.S. GAAP reported net (loss) income to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to operational EBITDA. The impact of the recovery of a previously impaired investment in an affiliate and net Provalliance impairment and gain for the settlement of a portion of the Provalliance equity put is already included by excluding the impact of the Company’s equity in income of affiliated companies, net of taxes, as reported.

	Three Months Ended September 30,
	2013	2012
Consolidated reported net income (loss), as reported (U.S. GAAP)	$(136)	$38,424
Interest expense, as reported	4,491	6,829
Income taxes, as reported	(383)	2,986
Depreciation and amortization, as reported	23,831	20,709
EBITDA (as defined above)	$27,803	$68,948

Equity in income of affiliated companies, net of income taxes, as reported	(1,999)	(577)
Inventory reserve	854	—
Professional fees	452	—
Legal fees	323	—
Pure Beauty note receivable recovery	—	(333)
AOCI adjustments	—	(33,842)
(Income) loss from discontinued operations, net of taxes, as reported	—	(3,777)
Adjusted EBITDA, non-GAAP financial measure	$27,433	$30,419

REGIS CORPORATION

Reconciliation of reported U.S. GAAP revenue change to same-store sales

(unaudited)

	Three Months Ended September 30,
	2013	2012
Revenue decline, as reported (U.S. GAAP)	(7.3)%	(4.9)%
Effect of new stores and conversions	(0.9)	(1.5)
Effect of closed salons	3.2	3.1
Other	(0.4)	0.2
Same-store sales, non-GAAP	(5.4)%	(3.1)%

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